Exhibit 10.1

Board of Directors

Compensation Program

For

Non-Executive Directors

May, 2013

PartnerRe Ltd. Board of Directors Compensation Policy

PartnerRe Ltd. (the “Company”) has developed a Board of Directors Compensation Policy for Non-Executive Directors (the “Policy”) to address specific objectives:

•	Establish competitive levels of remuneration, benchmarked against an appropriate peer group.

•	Align the interests of Directors and shareholders by using equity as a major component of the total compensation package.

•	Establish one approach to Directors compensation in recognition of the Company’s strategy to rotate Directors’ committee assignments periodically.

•	Demonstrate good governance and corporate responsibility.

As part of this Policy, as approved by the Nominating and Governance Committee, PartnerRe offers a competitive mix of cash and equity compensation for each non executive director and for the Chairman of the Board (the “Chairman”) (together the “Directors”1).

The total compensation package for Director’s service on a calendar year period consists of two components:

•	Cash compensation; and

•	Restricted Share Units (“RSUs”).

Component	Director* Annual Amount	Committee Chair Fee Annual Amount	Chairman of the Board Annual Amount
Cash	$80,000	$15,000	$160,000
RSUs	$150,000		$180,000
Dividend equivalents paid on RSUs	Per actual dividend rate declared by the Board		Per actual dividend rate declared by the Board

*	Chairman excluded

Cash Compensation

Directors are entitled to receive cash compensation on an annual basis (as detailed in the table above). Cash compensation is paid once a year on June 15 or the nearest business day thereafter.

Elective Equity Incentive

Deferred Cash Compensation

Directors may elect to defer 50% or 100% of their cash compensation into RSUs (see RSU description).

Company Match

Should a Director elect to defer his or her cash compensation into RSUs, deferred amounts will receive an additional matching award equal to 25% of the deferred dollar amount. The matching award will be granted in RSUs (see RSU description).

Equity Compensation

RSUs

Directors are entitled to receive RSUs (as detailed in the table above). RSUs are granted once a year on June 15 or the nearest business day thereafter.

[1]	For the purpose of this document, all references to Directors refer to non-executive directors only and does not include executive directors

The number of RSUs awarded is determined by the applicable annual U.S. dollar amount of the award divided by the Fair Market Value of the Shares (both terms as defined in the PartnerRe Ltd 2003 Non-Employee Directors Share Plan, as amended or replaced from time to time, the “Plan”) on the grant date. RSUs will cliff vest after 5 years from the grant date and automatic delivery will also occur at this time.

Dividend Equivalents

All RSU awards will accrue dividend equivalents on the same basis as the shares underlying the RSUs, with such dividend equivalents payable annually on June 15 or the nearest business day thereafter, with no accrued interest on the dividend equivalents.

Delivery of RSUs

Prior to the RSU grant, Directors will have the ability to elect to receive 60% of the value of the RSUs in Shares and 40% in cash.

Directors Ownership Guidelines

Directors are required to own a minimum number of shares equal to 4 times his or her annual cash compensation entitlement (excluding Committee Chair Fee) (“Ownership Target”). For the purpose of determining the Ownership Target, both shares owned by the Director as well as RSUs are included in the calculation. Directors who do not meet the Ownership Target are required to receive at least 50% of their cash compensation in RSUs until the Ownership Target is met.

Transfers of equity interests into Trusts or Family Partnerships can only occur if the Director Ownership Targets continue to be met after the transfer has occurred subject to the approval of the Nominating and Governance Committee and in compliance with certain restrictions.

Maximum Annual Equity Awards

RSU awards made to Directors shall not exceed the maximum annual limit stated in the Plan.

Appointment and Termination of service

Appointment

Any newly appointed Director is entitled to receive:

•	an amount equal to the annual amount of cash compensation prorated based on the number of days between the date of appointment and December 31 inclusive (the “Prorated Cash Compensation”); and

•	a number of RSUs equal to the applicable annual U.S. dollar amount prorated based on the number of days between the date of appointment and December 31 inclusive (the “Prorated Number of RSUs”).

Should a Director be appointed before June 15, he/she will receive on June 15 or the nearest business day thereafter, of the year of appointment the Prorated Cash Compensation and the Prorated Number of RSUs.

Should the Director be appointed after June 15, the Prorated Cash Compensation and the Prorated Number of RSUs will be paid or granted on June 15 of the following year.

Termination of service

Appendix A will apply to cash compensation/clawback, share options (previously granted) and RSUs in the event of the Director’s termination of service.

Travel

The Company agrees to reimburse all business expenses related to services rendered, including attendance at educational sessions, as a Director.

Partner program

Every two years the Company invites the partners of Directors to attend events at the Board meeting. The cost of providing the program (excluding travel) is covered by the Company. The Board has decided that travel costs for partners to attend these programs shall be paid by the Director and shall not be reimbursed by the Company.

Appendix A

PartnerRe Ltd.

Permissible Termination = Change in control, death, permanent disability, mandatory retirement, voluntary termination due to acceptance of a public service position that would either preclude Board service or make such continued service impractical and failure to be re-elected to the Board by Shareholders.

		Termination Before June 15th		Termination After June 15th
Pay Component	Payment / Grant Date	Permissible	Non-Permissible	Permissible	Non-Permissible
Cash Retainer	Retainer is paid on June 15th for the calendar year	Pay pro rata retainer	Pay pro rata retainer	Clawback unearned retainer	Clawback unearned retainer

Restricted Share Units	RSUs are granted on June 15th for the calendar year with a five-year cliff vest	Not granted for current year Accelerated vesting of prior unvested awards	Not granted for current year Forfeiture of unvested awards	Accelerated vesting of prior year’s unvested awards and pro rata portion of current year’s award Forfeiture of unvested portion of current year’s award	Forfeiture of unvested awards

Share Options (previously granted)	Share options are granted on June 15th for the calendar year with a three-year ratable vesting schedule	Not granted for current year. Accelerated vesting of prior unvested share options. Continued exercisability of outstanding share options for remainder of the term	Not granted for current year. Forfeiture of unvested share options Continued exercisability of outstanding share options for remainder of the term

Accelerated vesting of prior year’s unvested share options and pro rata portion of current year’s share options

Continued exercisability of outstanding share options for remainder of the term

Forfeiture of unvested portion of current year’s award

Forfeiture of unvested share options Continued exercisability of outstanding share options for remainder of the term

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